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                                                                  Exhibit (e)1.7

                                LETTER AGREEMENT

Russell Fund Distributors, Inc.
909 A Street
Tacoma, WA 98402

Dear Sirs:

Pursuant to Introductory Section 1 of the Distribution Agreement between Frank Russell Investment Company ("FRIC") and Russell Fund Distributors, Inc., dated January 1, 1999, FRIC advises you that it is creating one new fund, the Russell Multi-Manager Principal Protected Fund (the "New Fund"). FRIC desires Russell Fund Distributors, Inc. to serve as Distributor with respect to each class of shares of the New Fund pursuant to the terms and conditions of the Distribution Agreement. The fees to be charged the New Fund in return for the Distributor's services are as set forth in the Distribution Agreement.

Please indicate your acceptance to act as Distributor with respect to each of the New Fund by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY



By:_________________________
   Leonard P. Brennan
   President

Accepted this __ day of ________, __

RUSSELL FUND DISTRIBUTORS, INC.


By:_________________________
   Greg J. Stark
   President